EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
FEBRUARY 12, 2008		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES RECORD ANNUAL EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $549 million community bank holding company with five bank subsidiaries, reported annual net income of $7,119,000 for 2007 compared to $6,501,000 of net income reported in 2006, representing a 9.5% increase. The increased earnings in 2007 were primarily the result of a $901,000 increase in net interest income, a $458,000 increase in non-interest income and a $529,000 decrease in non-interest expenses.  On a per share basis, Premier earned $1.36 for the year 2007, a 9.7% increase over the $1.24 per share earned for the full year 2006.

For the quarter ending December 31, 2007, Premier realized income of $1,736,000, a 4.6% increase over the $1,659,000 of net income reported for the fourth quarter of 2006.  On a per share basis, Premier earned $0.33 during the fourth quarter 2007, a 3.1% increase over the $0.32 per share earned during the fourth quarter of 2006.  The increased quarterly earnings in 2007 were primarily the result of a 3.5% increase in net interest income, a 2.5% increase in non-interest income and a 0.6% decrease in non-interest expenses.

President and CEO Robert W. Walker commented, “We are definitely pleased with the financial performance of the company for 2007 as we achieved record annual net income.  This accomplishment is especially gratifying given tightening credit markets, the stiff competition in both deposit rates and loan yields, and the reported financial industry losses resulting from declining real estate values in other areas of our country.  For the third consecutive year we have improved in the areas of net interest income and non-interest income while non-interest expense has continued to decrease.  Our collection efforts on troubled credits continue to produce favorable results as Premier’s non-accrual loans are at the lowest quarter-end level over the past five years.  Our success appears to be contagious as Premier announced in the fourth quarter that it entered into two agreements to acquire local community banks in West Virginia.  We are excited and believe our future looks bright as we continue to identify areas where we can improve and expand our franchise.”

Net interest income for the quarter ending December 31, 2007 totaled $5.644 million, compared to $5.454 million of net interest income earned in the fourth quarter of 2006 and $5.590 million earned in the third quarter of 2007.  When compared to the fourth quarter of 2006, net interest income has increased 3.5% due to increases in interest income from loans, up $62,000, investments, up $143,000, and federal funds sold, up $14,000.  The increase in net interest income also reflects $88,000 of interest expense savings from the early retirement of the final $8.5 million of Premier’s trust preferred securities on November 10, 2006, and $90,000 of interest expense savings from reductions in bank debt and FHLB debt.  The interest expense savings, however, were more than offset by $202,000 of additional interest expense on deposit accounts as a result of higher interest rates and an increase in interest bearing deposits.  The 1.0% increase in net interest income, when compared to the third quarter of 2007, is largely due to a $33,000 increase in interest income on loans and $22,000 of interest expense savings on bank borrowings due to reductions in the interest rate charged on these borrowings as well as normal principal reductions.  Interest expense on deposits decreased $69,000 also substantially due to a decline in interest rates.  These savings were largely offset by a $71,000 decrease in interest income on federal funds sold, which is also highly sensitive to changes in interest rates.

During the quarter ending December 31, 2007, Premier recorded a $25,000 provision for loan losses compared to an $110,000 negative provision made during the same period of 2006 and $25,000 of provision expense in the third quarter of 2007.  Premier recorded a negative provision for loan losses in the fourth quarter of 2006 primarily as a result of loan loss recoveries and payments on loans previously identified as having significant credit risk at Premier’s subsidiary, Farmers Deposit Bank.  Future provisions for loan losses, positive or negative, will depend on any future improvement or deterioration in estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  As a percent of total loans outstanding, the allowance for loan losses at December 31, 2007 decreased slightly to 1.87% compared to 1.94% at year-end 2006.

Net overhead for the quarter ending December 31, 2007 totaled $3.014 million. This compares to $3.067 million in the fourth quarter of 2006, and $2.847 million in the third quarter of 2007.  Factors lowering the company’s net overhead costs in the fourth quarter include an increase in electronic banking revenue and secondary market mortgage commissions as well as lower staff costs and other general operating expenses. These decreases in net overhead were partially offset by an increase in data processing costs, occupancy and equipment expense, a $70,000 write-down of a branch building, an increase in professional fees along with a decrease in other operating income and a decrease in gains on the sale of OREO.  When compared to the third quarter of 2007, net overhead was slightly higher largely due to the $70,000 write-down of a branch building in the fourth quarter and $111,000 of gains on the disposition of OREO in the third quarter of 2007.  Professional fees were also higher in the fourth quarter due to work on the announced acquisitions of Traders Bank and Citizens First Bank.  Total non-interest income was slightly higher in the fourth quarter due to higher secondary market mortgage commissions and total service charges and fees on deposit accounts.

Total assets as of December 31, 2007 of $549 million were up 2.6% from the $535 million of total assets at year-end 2006.  The over $13.8 million increase in total assets is largely due to a $10.1 million increase in total deposits, a $4.3 million increase in other liabilities and a $6.4 million increase in shareholders’ equity since the end of last year.  These funds were used to reduce outstanding debt, fund loans, purchase investments and increase liquidity through higher federal funds sold and cash and due from banks.  Total loans at December 31, 2007 have increased $2.9 million since the end of 2006 while outstanding debt has been reduced by $6.3 million.  Investment securities have increased by $2.9 million since the end of 2006 while other liquid assets such as cash, due from banks and federal funds sold increased by $9.8 million.  Shareholders’ equity of $67.4 million equaled 12.3% of total assets at December 31, 2007 which compares to shareholders’ equity of $61.0 million or 11.4% of total assets at December 31, 2006.  The increase in shareholders’ equity was largely due to the $7.1 million of net income during 2007 plus an increase in the market value of the securities portfolio.  Premier invests in high quality debt securities of the U.S. Government or its agencies. While the combined market value of the investment portfolio may fluctuate above and below the cumulative purchase price, Premier fully expects to receive the face value of these securities upon their maturity.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending December 31, 2007.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Year Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2007	2006	2007	2006
Interest Income	8,690	8,462	34,752	32,400
Interest Expense	3,046	3,008	12,456	11,005
Net Interest Income	5,644	5,454	22,296	21,395
Provision for Loan Losses	25	(110)	(78)	(1,161)
Net Interest Income after Provision	5,619	5,564	22,374	22,556
Non-Interest Income	1,162	1,134	4,623	4,165
Securities Transactions	-	-	-	-
Non-Interest Expenses	4,176	4,201	16,408	16,937
Income Before Taxes	2,605	2,497	10,589	9,784
Income Taxes	869	838	3,470	3,283
NET INCOME	1,736	1,659	7,119	6,501

EARNINGS PER SHARE	0.33	0.32	1.36	1.24
DIVIDENDS PER SHARE	0.10	0.05	0.40	0.10

Charge-offs	122	279	758	1,410
Recoveries	95	108	672	1,339
Net charge-offs	27	171	86	71

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	December 31	December 31
	2007	2006
ASSETS
Cash/Due From Banks/Fed Funds	54,400	44,557
Securities Available for Sale	124,242	121,367
Loans (net)	340,073	337,136
Other Real Estate Owned	174	495
Other Assets	14,550	16,081
Goodwill	15,816	15,816
TOTAL ASSETS	549,255	535,452

LIABILITIES & EQUITY
Deposits	449,033	438,950
Fed Funds/Repurchase Agreements	12,869	13,531
Other Debt	13,255	19,560
Other Liabilities	6,709	2,409
TOTAL LIABILITIES	481,866	474,450
Stockholders’ Equity	67,389	61,002
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	549,255	535,452

TOTAL BOOK VALUE PER SHARE	12.87	11.65

Non-Accrual Loans	3,157	4,698
Loans 90 Days Past Due and Still Accruing	987	992